Exhibit 99.1

                        MediaNet Group Technologies, Inc.
                5100 W. Copans Road. Suite 710 Margate, FL 33063
                       Phone 954-974-5818 Fax 954-974-5720
                    www.medianetgroup.com www.brandaport.com
                      www.bsprewards.com www.doodyville.com

September 23, 2005

Ms. Tammi Shnider, President
U Love Kids, Inc
624 West Tropical Way
Plantation, Fl 33317

Dear Ms. Shnider,

Pursuant to the various conversations we have had regarding our purchase of your fifty percent (50%) interest in the partnership "Songs From The Neighborhood-A Tribute To Mr. Rogers" the purchase terms as agreed are as follows:

Effective date September 23, 2005

For all rights, title and interest, to your equity (50%)

A - MediaNet Group Technologies, Inc. will issue 212,121 "Restricted" common shares of MEDG ($0.33 per share).

B - MediaNet Group Technologies, Inc. will issue a warrant to acquire 250,000 common shares of MEDG at a price of $1.50 per share with an expiration date of December 31, 2008. MediaNet agrees to register these warrants on or before September 30, 2007.

C - U Love Kids, Inc. and or assigns, will issue its check in the amount of $12,500 on October 14, 2005 for its current outstanding project costs. This will bring your total investment to $70,000.

The purchase of your interest as noted above is subject to the approval of the Board of Directors of MediaNet Group Technologies, Inc. Said answer shall be forthcoming by September 26, 2005.

Yours truly,

/s/ Martin A. Berns

Martin A. Berns
CEO
MediaNet Group Technologies, Inc.


Terms and conditions accepted on behalf of U Love Kids, Inc. by

                                                          /s/ Tammi Shnider
                                                          -----------------
                                                       Tammi Shnider, President,
                                                           U Love Kids, Inc.